Exhibit 23.3
Consent of Independent Registered Public Accounting Firm
Thermadyne Holdings Corporation:
We consent to the incorporation by reference in the Registration Statements (i) on Form S-8 (No. 333-126216) pertaining to the 2005 Employee Stock Purchase Plan and (ii) on Form S-8 (No. 333-118718) pertaining to the 2004 Non-Employee Directors’ Stock Option Plan, 2004 Stock Incentive Plan, Non-Employee Directors’ Deferred Stock Compensation Plan, and Individual Stock Option Agreements of Thermadyne Holdings Corporation (the Company) of our report dated March 30, 2007, except as to the fourth paragraph of Management’s Report on Internal Control over Financial Reporting (as Restated) which is as of August 13, 2007, with respect to management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2006, which report appears in the Form 10-K/A for the year ended December 31, 2006 of Thermadyne Holdings Corporation.
Our report dated March 30, 2007, except as to the fourth paragraph of Management’s Report on Internal Control over Financial Reporting (as Restated) which is as of August 13, 2007, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2006, expresses our opinion that Thermadyne Holdings Corporation did not maintain effective internal control over financial reporting as of December 31, 2006 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that the Company’s procedures for review and approval of nonroutine transactions were not effective.
St. Louis, Missouri
August 13, 2007